CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 27, 2016, relating to the financial statements and financial highlights which appear in the March 31, 2016 Annual Report to Shareholders of AB Multi-Manager Alternative Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Accountants”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

July 29, 2016